Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Second Quarter 2011 Results

Second Quarter Highlights (Continuing Operations):

o	Diluted earnings per share of $0.35 up 25 percent from second quarter 2010
o	Inbound orders of $283 million up 17 percent from prior-year quarter
o	Revenue of $252 million up 21 percent versus the same period in 2010
o	Debt, net of cash, of $140 million increased $17 million from first quarter 2011 level
o	Revised full-year diluted earnings per share guidance range to $1.35-$1.45

CHICAGO, August 2, 2011—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported second quarter 2011 results.

Second quarter inbound orders of $283.1 million increased 17 percent versus the prior-year quarter and 33 percent sequentially.  Backlog of $329.1 million increased 3 percent year-over-year and 10 percent sequentially.  Revenue for the quarter was $252.5 million and operating income was $17.4 million, both up 21 percent from the same period in 2010.  Second quarter diluted earnings per share from continuing operations was $0.35, up 25 percent from $0.28 for the same period a year ago.  Debt, net of cash, was $139.8 million, up from $123.0 million at March 31, 2011 due to the timing of collections and generally higher level of business activities.

“We are pleased with the high level of inbound orders in the quarter.  Although the economic recovery is uneven, overall market conditions remain positive for JBT.  Our European and Asian markets continue to be active and the North American market is starting to improve,” said Charlie Cannon, Chairman and Chief Executive Officer. “Our second quarter results were in line with our expectations.  While AeroTech continues to enjoy stronger market conditions, we are experiencing some headwinds in our FoodTech businesses.  FoodTech’s cost exposure to the strong Swedish Krona affected our second quarter margin performance, and may continue to pressure margin for the remainder of the year.  As a result, we are reducing the upper end of our earnings guidance range from $1.50 to $1.45.  We are implementing initiatives to further reduce costs in our FoodTech businesses and expect margin to rebound in 2012,” concluded Cannon.

JBT FoodTech
JBT FoodTech’s second quarter revenue of $154.3 million increased 14 percent from the prior-year quarter primarily driven by the shipment of several large tomato and fruit processing projects in Asia and favorable foreign currency translation, partially offset by lower sales in freezing and protein processing equipment due to soft demand in the North American market.  In constant currencies, revenue was up 4 percent.  JBT FoodTech’s operating profit of $14.0 million declined 8 percent or 18 percent in constant currencies from the prior-year quarter, and its operating margin of 9.1 percent declined 210 basis points year-over-year.  This unfavorable performance was due to the stronger Swedish Krona, which compressed margin for the freezing product lines, unfavorable product mix and somewhat higher selling and R&D expenses.  Inbound orders of $155.0 million increased 22 percent, or 13 percent in constant currencies, from the prior-year quarter, driven principally by higher demand in Europe and Asia across all product lines.  Inbound orders increased 16 percent sequentially from first quarter 2011.  Backlog of $131.0 million increased 14 percent, or 4 percent in constant currencies, from the same period in 2010.  Backlog was flat sequentially.

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JBT AeroTech
JBT AeroTech’s second quarter revenue of $97.2 million increased 35 percent from the same period in 2010, reflecting higher volume across all product lines.  JBT AeroTech’s operating profit for the quarter was $7.6 million, up 95 percent year-over-year, and its operating margin was 7.8 percent, up 240 basis points from the prior-year quarter.  This favorable performance was due primarily to the higher sales volume and resulting improved leveraging of fixed expenses.  Inbound orders of $127.1 million increased 11 percent from the prior-year quarter driven mainly by the receipt of a $26 million gate equipment order.  Order activity for ground support equipment remains strong as airline and airfreight customers continue to invest to improve efficiency.  Inbound orders increased 64 percent sequentially from the first quarter of 2011.  Backlog of $198.1 million declined 3 percent year-over-year but improved 18 percent sequentially.

Corporate Items
Corporate items excluding net interest expenses were $4.2 million, a reduction of $0.5 million year-over-year driven by lower stock based-compensation expense.

Cash used by operating activities in the quarter was $8.7 million primarily driven by the timing of collections and generally higher level of business activities.  For the six months ended June 30, 2011, cash provided by operating activities was $13.2 million as compared to $5.4 million in the prior year period.  The Company ended the quarter with debt, net of cash, of $139.8 million.  Net interest expense for the quarter was $1.7 million, a reduction of $0.3 million from the prior-year quarter reflecting lower average interest rates.

The year-to-date tax rate from continuing operations was 34.3 percent.

Capital expenditures for the quarter totaled $4.9 million, and depreciation and amortization totaled $6.0 million.

2011 Outlook
Looking forward, the Company expects inbound order rates to remain above last year’s levels.  However, to reflect the expectation of headwinds in its FoodTech businesses, the company is revising the range of its earnings projection for 2011 to $1.35 - $1.45 per diluted share.

Second Quarter Earnings Conference Call
The Company will hold a conference call at 10:00 AM EDT on Wednesday, August 3, 2011 to discuss the second quarter 2011 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 82092911, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EDT on August 3, 2011.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$252.5	$208.3	$454.0	$377.3
Cost of sales	192.7	153.9	343.0	276.0

Gross profit	59.8	54.4	111.0	101.3

Selling, general and administrative expense	37.8	35.4	75.5	70.6
Research and development expense	4.9	4.3	9.8	8.6
Other (income) expense, net	(0.3)	0.3	(1.0)	(0.2)

Operating income	17.4	14.4	26.7	22.3

Net interest expense	(1.7)	(2.0)	(3.4)	(3.9)
Income from continuing operations before income taxes	15.7	12.4	23.3	18.4
Provision for income taxes	5.3	4.2	8.0	6.3
Income from continuing operations	10.4	8.2	15.3	12.1
Loss from discontinued operations, net of taxes	(0.1)	(0.1)	(0.1)	-
Net income	$10.3	$8.1	$15.2	$12.1

Basic earnings per share:
Income from continuing operations	$0.36	$0.29	$0.53	$0.43
Income from discontinued operations	-	-	-	-
Net income	$0.36	$0.29	$0.53	$0.43

Diluted earnings per share:
Income from continuing operations	$0.35	$0.28	$0.52	$0.42
Income from discontinued operations	-	-	-	-
Net income	$0.35	$0.28	$0.52	$0.42

Weighted average shares outstanding
Basic	28.8	28.2	28.8	28.2
Diluted	29.3	29.1	29.3	29.0

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue

JBT FoodTech	$154.3	$135.6	$261.2	$237.1
JBT AeroTech	97.2	72.0	189.7	139.4
Other revenue (1) and intercompany eliminations	1.0	0.7	3.1	0.8
Total revenue	$252.5	$208.3	$454.0	$377.3

Income before income taxes

Segment operating profit
JBT FoodTech	$14.0	$15.2	$19.7	$23.8
JBT AeroTech	7.6	3.9	15.3	8.7
Total segment operating profit	21.6	19.1	35.0	32.5

Corporate items
Corporate expense	(3.8)	(4.0)	(7.8)	(7.7)
Other expense, net (2)	(0.4)	(0.7)	(0.5)	(2.5)
Net interest expense	(1.7)	(2.0)	(3.4)	(3.9)
Total corporate items	(5.9)	(6.7)	(11.7)	(14.1)

Income from continuing operations before income taxes	$15.7	$12.4	$23.3	$18.4

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Restructuring costs included in other expense, net were:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

JBT FoodTech	0.2	-	1.2	0.9
JBT AeroTech	-	-	-	-
Total	0.2	-	1.2	0.9

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Inbound Orders

JBT FoodTech	$155.0	$126.8	$288.8	$255.0
JBT AeroTech	127.1	114.7	204.4	229.4
Other and intercompany eliminations	1.0	0.9	3.1	1.0

Total inbound orders	$283.1	$242.4	$496.3	$485.4

	June 30,
	2011	2010
Order Backlog

JBT FoodTech	$131.0	$114.6
JBT AeroTech	198.1	204.7
Other and intercompany eliminations	-	-

Total order backlog	$329.1	$319.3

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$7.8	$13.7
Trade receivables, net	190.9	192.7
Inventories	128.1	106.7
Other current assets	41.6	43.3
Total current assets	368.4	356.4

Property, plant and equipment, net	132.3	128.7
Other assets	97.4	97.1
Total assets	$598.1	$582.2

Accounts payable, trade and other	$87.6	$86.3
Advance payments and progress billings	55.3	52.4
Other current liabilities	97.5	103.3
Total current liabilities	240.4	242.0

Long-term debt, less current portion	145.2	145.4
Accrued pension and other postretirement benefits, less current portion	71.7	73.0
Other liabilities	29.8	28.8
Common stock, paid-in capital and retained earnings	143.1	132.3
Accumulated other comprehensive loss	(32.1)	(39.3)
Total stockholders' equity	111.0	93.0
Total liabilities and stockholders' equity	$598.1	$582.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30,
	2011	2010

Cash Flows From Operating Activities:
Income from continuing operations	$15.3	$12.1

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	11.9	11.0
Other	0.9	4.8

Changes in operating assets and liabilities:
Trade accounts receivable, net	4.9	2.3
Inventories	(19.7)	(16.6)
Accounts payable, trade and other	0.4	3.9
Advance payments and progress billings	1.8	0.9
Other - assets and liabilities	(2.3)	(13.0)

Cash provided by continuing operating activities	13.2	5.4

Cash required by discontinued operating activities	(0.3)	-

Cash Flows From Investing Activities:
Capital expenditures	(10.7)	(7.3)
Other	(0.9)	1.5

Cash required by continuing investing activities	(11.6)	(5.8)

Cash Flows From Financing Activities:
Net proceeds on credit facilities	0.2	1.0
Dividends paid	(4.4)	(4.2)
Other	(3.1)	(1.9)

Cash required by financing activities	(7.3)	(5.1)

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	(0.3)

Decrease in cash and cash equivalents	(5.9)	(5.8)

Cash and cash equivalents, beginning of period	13.7	14.4

Cash and cash equivalents, end of period	$7.8	$8.6